Exhibit 23.4

KPMG LLP Suite 1700 100 North Tampa Street Tampa, FL 33602-5145

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated November 21, 2023, with respect to the consolidated financial statements of Raymond James Financial, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Tampa, Florida

May 8, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

 KPMG International Limited, a private English company limited by guarantee.